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                                                  OMB Number           3235-0104
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  FORM 3            U.S. SECURITIES AND EXCHANGE COMMISSION
  ------                     Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Hendrix               Dennis
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  (Last)               (First)            (Middle)

   PenEnergy Corporation, 5400 Westheimer Court
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                  (Street)

   Houston               Texas              77056
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   (City)               (State)             (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

     7/02/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

     (AWIN)  NASDAQ
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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6. If Amendment, Date of Original (Month/Year)


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             Table I -- Non-Derivative Securities Beneficially Owned
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                                      3. Ownership Form:
1. Title of  2. Amount of Securities     Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned       Indirect (I)      Beneficial Ownership
  (Instr. 4)        (Instr. 4)           (Instr. 5)             (Instr.5)
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Common Stock
(Par Value $.01)    5,000                    D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                          3. Title and Amount                  5. Owner-
                                         of Securities Underlying                  ship
                                           Derivative Security                    Form of
                2. Date Exercisable            (Instr. 4)                       Derivative
                 and Expiration Date    -------------------------  4. Conver-    Security:
                  (Month/Day/Year)                       Amount       sion or     Direct    6. Nature of
1. Title of     ----------------------                     or         Exercise    (D) or       Indirect
 Derivative       Date      Expira-                      Number       Price of   Indirect      Beneficial
  Security        Exer-     tion                           of         Derivative   (I)         Ownership
 (Instr. 4)      cisable    Date        Title            Shares       Security   (Instr.5)     (Instr. 5)
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  Non-Employee
Director Option  7/2/97    7/2/07  Common Stock ($.01)   25,000       $16.875        D
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Explanation of Responses:

     /s/ Dennis Hendrix                                          7/10/97
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   **Signature of Reporting Person                                Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient. See Instruction 6 for procedure.